Exhibit 10.10

Date: April 1, 2020

ADVISORY SERVICES AGREEMENT

This Advisory Services Agreement (the “Agreement”) is entered into between Fidelis LLC (“Advisor”) to provide expert consulting services in the area of Broker-Dealer compliance and operations effective as of April 1, 2020 (the “Effective Date”). As of the Effective Date, Advisor will provide consulting services personally rendered by Mr. Matt Rozzi to INX Services, Inc. (“INX US”), a company incorporated under the laws of Delaware, USA and a wholly owned subsidiary of INX Limited (“INX Gib”) (“INX Gib” and “INX US”, are jointly, the “Group”).

1.	Services. Mr. Rozzi will provide the following services (“Services”):

1.1.	Assist, guide, and contribute from his expertise in steering INX US operations;

1.2.	Participate in various meetings of the management of the Group;

1.3.	Coordination and guidance on the preparation and filing of applications to the Financial Industry Regulatory Authority and the Commodity Futures Trading Commission for BD, ATF, SEF, DCM and other similar licenses and approvals, as shall be instructed by the Group.

2.	Payment and Expenses.

2.1.	Payment. As compensation for the Services to be provided by Advisor pursuant to the terms of this Agreement, INX US shall pay to the Advisor an hourly rate of $200 per hour (the “Fee”). Advisor shall invoice INX US on a monthly basis for the services provided. Payment will be within 20 business days following receipt of an invoice by INX US.

2.2.	Options to Purchase Tokens and Shares.

2.2.1.	Upon and subject to: lapse of a 6-month period after declaration by the SEC of the effectiveness of public offering of the tokens (the “Qualifying Event” and the “Tokens”) generated by INX Gib, provided that the Advisor continues to provide Services to the Group at such time under this Agreement, Mr. Rozzi will be entitled to purchase 350,000 Tokens in consideration for an aggregate amount of US$ 3,500, subject to the terms of a Token vesting plan and lock up provisions which will be adopted by the Group.

2.2.2.	Upon and subject to the adoption of a Share Ownership and Option Plan by INX Gib (as amended, the “Plan” and the “Grant Date”) and provided that the Advisor continues to provide Services to the Group under this Agreement at such time and at the time of the Qualifying Event, INX Gib will grant to Mr. Rozzi equity compensation awards of Ordinary Shares of INX Gib under the Plan as follows:

I.	An option to purchase 48,122 Option Shares at a price per share equal to the fair market value of the option shares as of the Grant Date (the “Option”).

II.	The Option will vest and become exercisable as follows: 1/4 of the Option shall vest upon each anniversary of the Qualifying Event, provided that the Advisor continues to provide Services to the Group at such time under this Agreement, such that, subject to the Advisor’s continuous engagement with the Group at such time, the entire Option shall be vested and exercisable upon the 4th anniversary of the Qualifying Event.

III.	The Option shall be subject to the terms and conditions of the Plan.

2.3.	Bonus. Upon and subject to the approval of the first US Broker Dealer license or Alternative Trading System license by FINRA or the SEC to any of the Group companies, provided that the Advisor continues to provide Services to the Group at such time under this Agreement Advisor will be entitled to a one-time bonus payment in the amount of US$ 60,000.

2.4.	Expenses. INX US shall reimburse expenses incurred by Advisor in the performance of Services to the extent such expenses have been approved in advance and in writing by the Supervising Officer.

For clarity, the compensation set forth in this Section 2 shall be deemed the sole compensation to which the Advisor or Mr. Rozzi shall be entitled in consideration for their services to the Group. Any commitment for compensation to which the Advisor or Mr. Rozzi are entitled pursuant to the Previous Agreement (as defined below) shall be deemed void commencing as of the Effective Date hereof and Advisor or Mr. Rozzi shall have no claim or demand in this respect.

3.	Independent Contractor. It is understood and agreed that Advisor shall perform the Services as an independent contractor of INX US. Advisor shall not be deemed to be an employee of INX US. INX US shall have no right to control or direct the detail, manner or means by which Advisor accomplishes the results of the consulting Services. Advisor shall not be entitled to any benefits provided by INX US to its employees under any employment policy or any employment benefit plan. Advisor agrees that Advisor/Mr. Rozzi, as applicable, shall be solely responsible for any and all taxes, levies, social benefits, insurance payments and other payments due on payments and/or other benefits received by Advisor from INX US hereunder (including, inter alia, in connection with the Fee, the Tokens or otherwise in connection with its/his engagement with the Group) and shall pay all such taxes associated with payments received from INX US in a timely manner and as prescribed by law. INX US shall be entitled to withhold, deduct or set-off any amounts due to it from Advisor or as may be required by, and subject to, applicable law, from payments due to Advisor hereunder or in connection with this Agreement.

4.	Other Work By Advisor. INX US agrees that the Advisor will be entitled to continue current business engagements with entities other than the Group entities, outside the scope of Services hereunder. Provided however, that such activities shall not compete or otherwise be in conflict to the business of the Group.

5.	Term and Termination. The term of this Agreement shall commence on the Effective Date and continue until terminated as follows. Either Party may terminate this Agreement, with or without cause, upon 30 days’ written notice to the other Party. INX US shall be entitled to terminate this Agreement by a written notice with an immediate effect upon a material breach of this Agreement by the Advisor.

6.	Confidential Information. The Group’s technology, trade secrets, business plans, financial information and any other information, including technical, business and financial information provided or disclosed to the Advisor by the Group (“Confidential Information”) shall be kept in strict confidence and the Advisor shall be subject to the following obligations:

▪	The Advisor shall use the Confidential Information received solely in furtherance of the business of the Group;

▪	The Advisor shall further refrain from copying or disclosing to any third party, the Confidential Information received, except with the Group’s prior written consent; and

▪	Upon the written request of the Group, the Advisor will promptly destroy or return any and all copies on any media containing such Confidential Information, except that the Advisor may keep one (1) copy thereof for the purpose of complying with the terms hereto.

▪	This confidentiality undertaking shall be perpetual, until such time as the Confidential Information shall have become public domain through no fault by Advisor.

▪	All intellectual property rights made by the Advisor in and during or in connection with the performance of the Services or as a result from the Confidential Information shall be sole property of the Group.

7.	Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter herein. This Agreement supersedes and replaces any existing agreement entered into by Advisor and INX US relating generally to the same subject matter, including the Amended and Restated Executive Services Agreement dated June 25, 2018 between the parties (the “Previous Agreement”, except for the IP and confidentiality undertakings of the Advisor under the Previous Agreement which shall continue to be in force and effect) which shall terminate on the Effective Date hereof and shall have no force and effect. This Agreement may be amended or modified only in a writing signed by the parties.

This Agreement shall be exclusively governed by and construed in accordance with the State of New Jersey. Any dispute arising out of or relating to this Agreement its interpretation or performance hereunder shall be resolved exclusively in the competent court in New Jersey.

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/s/ Alan Silbert		/s/ Alan Silbert
INX Limited		INX Services, Inc.

By:	Alan Silbert	By:	Alan Silbert

Its:	Director	Its:	Director

/s/ Matt Rozzi
Fidelis LLC

By:	Matt Rozzi

Its:	Managing Member

Agreed and Accepted:

/s/ Matt Rozzi
Matt Rozzi

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